Exhibit 99.1

                             P R E S S    R E L E A S E

        Denbury Shareholders Elect Directors and Approve New Stock Plan;
                    Denbury Names New Independent Auditor and
                Renews Year-long 200,000 Share Repurchase Program

     DALLAS - May 17, 2004 - Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that shareholders approved all matters voted upon at its annual meeting held on May 12, 2004 , including election of the six director nominees and approval of the new 2004 Omnibus Stock and Incentive Plan.

     In addition, at a board meeting held the same day, the audit committee, affirmed by the board of directors, selected PricewaterhouseCoopers LLP as Denbury's independent auditor to replace its long-time auditor, Deloitte & Touche LLP ("Deloitte"). Deloitte has been the Company's auditor since 1991. In February 2004, Denbury's audit committee decided to seek proposals from all four major accounting firms, including Deloitte, as a result of the mandatory rotation of the Deloitte audit partner who had served in that position for seven years. As a result of that proposal process, the Company selected PricewaterhouseCoopers LLP to be its independent auditors for 2004. The Company has not had any disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures.

     At the same board meeting, the directors renewed a stock repurchase program (the "Plan") for another year, consistent with the requirements of Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934. The Company adopted a similar plan in August, 2003, which is now complete since all authorized shares have been repurchased. The Plan allows the Company to maintain an adequate amount of stock available for purchase by Denbury's employees each fiscal quarter under Denbury's Employee Stock Purchase Plan. The Plan authorizes the purchase on the New York Stock Exchange of 50,000 shares of the Company's common stock per fiscal quarter through an independent securities broker for a period of twelve months, for a total of 200,000 shares, beginning July 1, 2004 and ending on June 30, 2005. Purchases are to be made at prices and times determined in the discretion of the independent broker; however, no purchases may be made during the last ten business days of the fiscal quarter, which is the pricing period for shares purchased by employees pursuant to Denbury's Employee Stock Purchase Plan.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi and holds key operating acreage in the onshore Louisiana and offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.